UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0214719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

90 Pitts Bay Road,

Pembroke, HM08, Bermuda

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing a 1/1,000th Interest in a 7.00% Resettable Fixed Rate Preference Share, Series A, par value $1.00 per share	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-227478

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Depositary Shares (the “Depositary Shares”), each of which represents a 1/1,000th interest in a share of our 7.00% Resettable Fixed Rate Preference Shares, Series A, par value $1.00 and $25,000 liquidation preference per share (equivalent to $25.00 per Depositary Share) (the “Preference Shares”), of Argo Group International Holdings, Ltd. (the “Registrant”). For a description of the Depositary Shares to be registered hereunder and the underlying Preference Shares of the Registrant, reference is made to the information set forth under the headings “Description of Share Capital” and “Description of Depositary Shares” in the Registrant’s Prospectus and under the headings “Description of the Series A Preference Shares” and “Description of the Depositary Shares” in the Registrant’s Prospectus Supplement, dated July 7, 2020, to the Prospectus, dated September 21, 2018, which constitutes a part of the Registrant’s Registration Statement on Form S-3 (File No. 333-227478), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Memorandum of Association of Argo Group International Holdings, Ltd. (Incorporated by reference to the filing of such exhibit with the Registrant’s Current Report on Form 8-K of Argo Group International Holdings, Ltd., as filed with the SEC on August 8, 2007).

3.2	Amended and Restated Bye-laws of Argo Group International Holdings, Ltd. (Incorporated by reference to the Current Report on Form 8-K of Argo Group International Holdings, Ltd., as filed with the SEC on April 20, 2020).

3.3	Certificate of Designations of 7.00% Resettable Fixed Rate Preference Shares, Series A (Incorporated by reference to the Current Report on Form 8-K of Argo Group International Holdings, Ltd., as filed with the SEC on July 9, 2020).

4.1	Form of Share Certificate evidencing 7.00% Resettable Fixed Rate Preference Shares, Series A (Incorporated by reference to the Current Report on Form 8-K of Argo Group International Holdings, Ltd., as filed with the SEC on July 9, 2020).

4.2	Deposit Agreement, dated July 9, 2020, among the Company, American Stock Transfer & Trust Company, LLC, and the holders from time to time of the Depositary Receipts (Incorporated by reference to the Current Report on Form 8-K of Argo Group International Holdings, Ltd., as filed with the SEC on July 9, 2020).

4.3	Form of Depositary Receipt (Incorporated by reference to the Current Report on Form 8-K of Argo Group International Holdings, Ltd., as filed with the SEC on July 9, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 9, 2020

Argo Group International Holdings, Ltd.

By:	/s/ Jay S. Bullock
Name: Jay S. Bullock
Title: Executive Vice President and
Chief Financial Officer

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